Exhibit 99.1

July 2, 2021
Notice of Full Redemption

McKesson Corporation

0.625% Notes due August 17, 2021
(ISIN NO. XS1567173809; COMMON CODE 156717380)*

Reference is made to the Indenture, dated as of December 4, 2012 (the “Base Indenture”), by and between McKesson Corporation, a Delaware corporation (the “Issuer”), and Wells Fargo Bank, National Association (the “Trustee”), as supplemented by the Officer’s Certificate, dated as of February 17, 2017 (the “Officer’s Certificate” and, together with the Base Indenture, the “Indenture”). Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

Notice is hereby given pursuant to Article XII of the Base Indenture and Section 7 of Annex A to the Officer’s Certificate to Holders of the Issuer’s 0.625% Notes due August 17, 2021 (ISIN NO. XS1567173809; COMMON CODE 156717380)* (the “Notes”) that the Issuer has selected all of the Outstanding Notes for redemption pursuant to Article XII of the Base Indenture and Section 7 of Annex A to the Officer’s Certificate (the “Redemption”) and further that:

1)the aggregate principal amount of Notes Outstanding on the Redemption Date (as defined below) shall be redeemed pursuant to the Redemption;

2)the date of Redemption shall be July 17, 2021 (the “Redemption Date”);

3)the Notes shall be redeemed at a redemption price equal to 100% of their principal amount (the “Redemption Price”);

4)the name and address of the Paying Agent is as follows:

Elavon Financial Services DAC
125 Old Broad Street, Fifth Floor
London, EC2N 1AR
United Kingdom

5)the Notes must be surrendered to the Paying Agent to collect the Redemption Price; and

6)unless the Issuer defaults in making payment of the Redemption Price or the Paying Agent is prohibited from making payment of the Redemption Price pursuant to the terms of the Indenture, interest on the Notes ceases to accrue on and after the Redemption Date.

On the Redemption Date, each Note shall become due and payable. Payment of the Redemption Price will be made on or after the Redemption Date upon presentation and surrender of the Notes to:

Exhibit 99.1

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only
Elavon Financial Services DAC 125 Old Broad Street, Fifth Floor London, EC2N 1AR United Kingdom	Elavon Financial Services DAC 125 Old Broad Street, Fifth Floor London, EC2N 1AR United Kingdom	Elavon Financial Services DAC 125 Old Broad Street, Fifth Floor London, EC2N 1AR United Kingdom

IMPORTANT NOTICE REGARDING TAX CERTIFICATION DOCUMENTATION AND POTENTIAL WITHHOLDING

Pursuant to U.S. federal tax laws, you have a duty to provide the applicable type of tax certification form issued by the U.S. Internal Revenue Service (“IRS”) to Wells Fargo Bank, N.A. Corporate Trust Services to ensure payments are reported accurately to you and to the IRS. In order to permit accurate withholding (or to prevent withholding), a complete and valid tax certification form must be received by Wells Fargo Bank, N.A. Corporate Trust Services before payment of the redemption proceeds is made to you. Failure to timely provide a valid tax certification form as required will result in the maximum amount of U.S. withholding tax being deducted from any redemption payment that is made to you.

*Note: The Issuer and the Trustee shall not be responsible for selection or use of the ISIN or Common Code numbers listed in this Notice of Redemption or on the Notes. No representation is made as to the correctness or accuracy of the ISIN or Common Code numbers listed in this Notice of Redemption or on the Notes.

McKesson Corporation

By: Wells Fargo Bank, National Association, as Trustee